Exhibit 99.1

Perfect Moment Announces $6.6 Million in New Financing, Securing Funding for FY26 and Beyond

LONDON, August 27, 2025 — Perfect Moment Ltd. (NYSE American: PMNT) (“Perfect Moment” or the “Company”), the high-performance, luxury skiwear and lifestyle brand that fuses technical excellence with fashion-led designs, today announced the completion of two financing transactions totaling approximately $6.6 million, strengthening the Company’s balance sheet..

Chairman Loan Facility

On August 26, 2025, Max Gottschalk, Perfect Moment’s Chairman of the Board, extended a total of $5,089,960 million in loans to the Company, providing working capital to support product purchases and operations. The loans are evidenced by an unsecured promissory note in the principal sum of $3,389,960 bearing interest at 12% per annum, with interest payable monthly, unpaid principal and interest due and payable on November 8, 2025 and an unsecured promissory note in the principal sum of $1,700,000 bearing interest at 12% per annum, with interest payable monthly, unpaid principal and interest due and payable on August 18, 2030.

In consideration for supplying these loans, the Company issued Mr. Gottschalk $305,398 of shares of the Company restricted common stock at a per share price of $0.46822, which represents the average closing price of the Company’s common Stock as reported on the NYSE American for the five trading days immediately preceding the signing of the notes or an aggregate of 652,253 shares.

Strategic Equity Investment

Separately, on August 27, 2025, the Company entered into a Securities Purchase Agreement (the “Agreement”) with X Cubed Capital Management (the “Investor”) to issue and sell (i) 3,172,858 shares (the “Shares”) of common stock and (ii) a warrant (the “Warrant”) to purchase up to 3,204,908 shares of common stock (collectively the “Securities”). The per share purchase price of the common stock and the warrant exercise price are each $0.46822, which represents the average closing price of the Company’s common stock as reported on the NYSE American for the five trading days immediately preceding the signing of the Agreement. The Securities were sold for an aggregate of $1,485,595. The Agreement contains customary representations, warranties and agreements of the Company, customary conditions to closing and obligations of the parties.

In connection therewith, the Company and the Investor entered into a Registration Rights Agreement further to which the Company agreed to register the Shares and shares of Common Stock underlying the Warrant.

X Cubed Capital management a Minneapolis-based alternative investment manager founded by Andrew Redleaf in 2021. X Cubed invests across public and private markets and across capital structures with a focus on opportunities that arise in between structural divisions in investment management. Head Portfolio Manager Toby Maitland Hudson lead the transaction for X Cubed.

Strengthened Balance Sheet & Growth Outlook

With these financings, Perfect Moment is funded for the upcoming seasons and positioned to accelerate growth following a series of operational and strategic initiatives implemented earlier this year.

“These financings demonstrate strong confidence in Perfect Moment’s strategy and brand potential,” said Max Gottschalk, Chairman of Perfect Moment. “With enhanced financial flexibility, the Company now has the resources to capitalize on upcoming opportunities, deliver on its growth plan, and continue building momentum throughout fiscal 2026.”

About Perfect Moment Ltd.

Founded in Chamonix, France, Perfect Moment is a luxury outerwear and activewear brand that merges alpine heritage with fashion-forward performance. Known for its technical excellence, bold design, and versatile pieces that transition seamlessly from slopes to city, the brand is worn by athletes, tastemakers, and celebrities worldwide. Perfect Moment is traded on the NYSE American under the ticker symbol PMNT. Learn more at www.perfectmoment.com.

About X Cubed

X Cubed Capital Management is a Minneapolis-based alternative investment manager founded by Andrew Redleaf in 2021. X Cubed invests across public and private markets and across capital structures with a focus on opportunities that arise in between structural divisions in investment management. Learn more at https://www.x3cmllc.com/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding future financial condition, results of operations, business strategies, market performance, future growth, and potential opportunities. These statements are based on current expectations, estimates, forecasts, and projections, and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, the Company’s ability to execute its growth strategy, maintain liquidity, manage costs, and compete effectively in the market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Perfect Moment undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investor Relations Contact:

Gateway Group
Cody Slach, Greg Robles
949.574.3860
PMNT@gateway-grp.com